Press Release	Source: Datameg Corporation

U.S. Foodservice and Finagle A Bagel Select American Marketing's Caterware/ Food Packaging and Green Line products
Thursday, 9:47 a.m. ET

LEOMINSTER, MA--(MARKET WIRE)—March 5, 2009 -- American Marketing & Sales d/b/a Innovative Designs (innovative-caterware.com), a wholly-owned subsidiary of Datameg Corp (OTCBB:DTMG), today announced that U.S. Foodservice, Inc. has selected Innovative Design’s as an approved nation-wide vendor. Innovative Design’s caterware/ food packaging products will be sold through U.S. Foodservices’ 70 distribution facilities.

U.S. Foodservice (usfoodservice.com) is the #2 foodservice supplier in the country (behind SYSCO), serving some 250,000 customers from more than 70 distribution facilities. The company supplies restaurants, hotels, school, and other foodservice operators with a wide variety of food products, including canned and dry foods, meats, frozen foods, and seafood. It also distributes kitchen equipment and cleaning supplies among other non-food supplies. U.S. Foodservice distributes both national brand products and its own private labels. Tracing its roots to 1853, the company is owned by private equity firms KKR & Co. and Clayton, Dubilier & Rice.

"We're very pleased with the strong interest we continue to see in our Innovative Designs' products, especially from such a large and well respected and nationally known company as U.S. Foodservice. While grateful that year to date we are 5% ahead of last year, in these economic times such a great, new customer is particularly appreciated and they will get our very best service commitment, as will our other new customer, Finagle A Bagel, a Boston landmark," said Leonard Tocci, president of Innovative Designs.

Finagle A Bagel (finagleonline.com) has selected Innovative Design’s to provide caterware/ food packaging and Green Line products to its delicatessens. Finagle A Bagel is a local, Boston based family run operation with 20 locations. Finagle is well known for its efforts to eliminate waste and take better care of the environment. Finagle has added recycle bins to all its stores, eliminated all plastic carry out bags and consolidate packaging and cardboard for recycling at their Newton headquarters. Since 2004, Finagle has sponsored closed captioning for all the Red Sox games on NESN.

In addition to its caterware / food packaging products, Innovative Design’s offers Green Line food caterware products including an extensive line of environment-friendly, injection-molded caterware products manufactured with 40% recycled resins. Innovative Design’s has received orders or commitments to purchase caterware/ food packaging and the new Green Line of products from U.S. Foodservice, Madison Square Garden, Whole Foods, Le Pain Quotidien restaurants, the U.S. House of Representatives purchasing office in Washington, D.C., and several schools and colleges including the University of Massachusetts. Green Line food caterware and office products are marketed through a dedicated web site entitled Green Planet Plastics (greenplanetplastic.com). Green Line products are made with recycled material as part of American Marketing’s efforts to take earth-friendly steps toward product awareness.

Jim Murphy, CEO of parent company Datameg, commented: "Innovative Designs continues to grow and impress me. And even in these hard economic times, a new generation of eco-conscious consumers and retailers who want and buy socially responsible products. We expect to continue to see sales growth from Innovative Designs as they open up new channels of distribution and expand their customer base."

About Innovative Designs and Datameg Corporation

Datameg Corporation (OTCBB: DTMG) is a diversified holding company with subsidiaries in the technology industry and in food packaging and other injection-molded products. American Marketing and Sales, Inc. D/B/A Innovative Designs markets finished food packaging, caterware and office products nationwide to major supermarkets, food retailers, and office supply stores. Datameg’s wholly-owned subsidiaries Net Symphony Corporation and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice Over Internet Protocol (VoIP). For more information on our subsidiaries, visit our web site at www.datameg.com/ir.html

Forward-Looking Statements

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statement, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products and changes in the VoIP and technology industries. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

Contact:

Jim Murphy

CEO

Datameg Corp.

1-866-739-3945

jim.murphy@datameg.com

Source: Datameg Corporation